UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 25, 2007

Synova Healthcare Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	000-51492	91-1951171
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1400 N. Providence Road, Suite 6010, Media, Pennsylvania	19063
(Address of principal executive offices)	(Zip Code)

(610) 565-7080

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Following the acquisition in January 2007 by Synova Healthcare Group, Inc. of Allendale Pharmaceuticals, Inc. and the worldwide rights to manufacture and sell the Today® Sponge contraceptive product, and further based upon our decision to focus significant management attention and resources toward the upcoming re-launch of the Today® Sponge, we have negotiated an amendment to that certain Distribution Agreement, dated as of December 22, 2005, between Synova Healthcare, Inc., one of our wholly-owned subsidiaries, and Common Sense Ltd., an Israeli company.

Common Sense is the proprietary owner and supplier of certain diagnostic pantiliners for the detection of vaginal infections. We currently market and sell these products under the brand name Fem-V™. This amendment served to remove our minimum order purchase obligations regarding the Fem-V™ product, as well as to modify other terms of the original distribution agreement, as summarized below.

Exclusivity. Pursuant to the terms of the original distribution agreement, Common Sense granted us the exclusive right to distribute the products in the territory. Under the distribution agreement, as amended, we no longer have the exclusive right to distribute the products. However, if we (a) issue an order for at least 375,000 sets of product for delivery no later than December 31, 2007, and (b) strictly comply with the terms and conditions of the distribution agreement, the parties have agreed to negotiate in good faith an exclusive distribution agreement for a period commencing on January 1, 2008. However, nothing in the amended distribution agreement requires Common Sense to enter into an exclusive distribution arrangement with us even if we satisfy this order fulfillment term.

Minimum Purchase Requirements. Pursuant to the terms of the original distribution agreement, we were required to purchase certain minimum quantities of the product from Common Sense during specified periods of time. The distribution agreement, as amended, no longer requires us to purchase any specified quantities of the product.

Territory. The territory for our distribution rights under the original distribution agreement was the United States, Mexico and Canada. Under the distribution agreement, as amended, the territory for our distribution rights is now the United States, including its possessions and territories.

Term. The term of the original distribution agreement was to end on December 31, 2010, and we had the right to extend the term for an additional two years upon 180 days advance written notice to Common Sense, provided that we would have been able to meet all purchase targets set forth for the current term and that the parties would have been able to agree upon new purchase targets for the renewal term. The term of the distribution agreement, as amended, will expire on December 31, 2010 (unless terminated earlier), but no longer allows us to extend the term of the distribution agreement.

Termination. Pursuant to the terms of the original distribution agreement, even if we purchased the required minimum quantities of product, Common Sense was entitled to cancel, at its sole discretion, our exclusivity or the distribution agreement at any time upon 30 days prior written notice upon the payment by Common Sense to us of an early termination fee. Under the distribution agreement, as amended, Common Sense is still permitted to terminate the distribution agreement, in its sole discretion, with or without cause, at any time upon 30 days prior written notice, but is no longer required to pay us an early termination fee for such termination.

Monthly Reports. The distribution agreement, as amended, now requires us to provide Common Sense with monthly reports detailing our advertising, sales, marketing and other promotional activities with respect to the products and the outcome of such activities.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 27, 2007

SYNOVA HEALTHCARE GROUP, INC.

By:	/s/ Stephen E. King
Name:	Stephen E. King
Title:	Chairman and Chief Executive Officer